Exhibit 99.1
Conn’s, Inc. Reports First Quarter Fiscal Year 2020 Financial Results
First Quarter GAAP Earnings Per Diluted Share Increased 54% Year-Over-Year to $0.60 Per Diluted Share
Record First Quarter Retail Gross Margin of 40.0%
First Quarter Credit Spread of 980 Basis Points Drives Best Credit Performance in Five Years
Launches E-Commerce Channel for Sales Financed through Conn’s Credit
Authorizes $75 Million Stock Repurchase Program

THE WOODLANDS, Texas, May 31, 2019 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended April 30, 2019.
“Record first quarter retail gross margin combined with the best credit segment performance in five years drove a 54% year-over-year increase in first quarter earnings per diluted share. Credit segment profitability continues to improve as a result of higher yields, better portfolio performance and lower borrowing costs. In April 2019, we closed a new ABS transaction with an all-in cost of funds of 5.26%, which was the lowest all-in cost of funds we have achieved since reentering the ABS market in 2015. Given the Company’s strong financial position and our commitment to generating shareholder value, I am pleased to announce that the Board has approved a $75 million stock repurchase plan,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“The strong credit platform we have created supports our compelling, differentiated and highly profitable retail business. While first quarter retail sales were lower than expected, we believe we are well positioned to achieve positive same store sales as the fiscal year progresses. First quarter sales were affected by a greater-than-expected shift towards online applications, which exhibit higher credit risk and lower approval rates, disruption in the transition to our new e-commerce platform to support our full omnichannel offering and the delay in federal tax refunds. In addition, the benefit Hurricane Harvey rebuilding had in the first quarter last fiscal year continues to impact year-over-year same store sales comparisons. Over the past year we have seen improvement in our merchandise and retail execution. With a solid retail foundation now in place, we are beginning to expand our marketing efforts to drive traffic of our core target customer to our website and into our stores. We continue to believe our large addressable market and balanced credit strategy can support low single digit same store sales growth, which, combined with a significant store expansion opportunity, can drive very powerful financial results.”
First quarter of fiscal year 2020 highlights include:

•	Opened four new Conn’s HomePlus locations in Texas, Louisiana and Alabama

•	Record first quarter retail gross margin of 40.0%

•	Consolidated operating margin of 11.0%, 190 basis points higher than the first quarter of last fiscal year

•	Credit spread of 980 basis points, the best first quarter credit spread in five years

•	Credit segment revenues of $91.3 million, an increase of 10.5% over the prior fiscal year period

•	Credit segment loss before tax of $1.4 million, compared to a loss before tax of $15.6 million for the same period last fiscal year

•	Bad debt charge-offs (net of recoveries) of 12.3% of the average customer receivable portfolio balance

•	Interest expense of $14.5 million, compared to $16.8 million for the same period last fiscal year

•	GAAP earnings of $0.60 per diluted share, an increase of 53.8% over the prior fiscal year period

•	Adjusted earnings of $0.58 per diluted share, an increase of 45.0% over the prior fiscal year period

•	First quarter net income of $19.5 million, an increase of 53.2% over the prior fiscal year period

•	Adjusted EBITDA of $50.4 million, or 14.3% of total revenues

Stock Repurchase Program
On May 30, 2019, Conn’s Board of Directors approved a stock repurchase program, effective as of May 31, 2019, pursuant to which the Company may repurchase up to $75 million of its outstanding common stock. The program will remain effective for one year, unless extended by the Board of Directors.
Under the repurchase program, the Company may purchase shares of its common stock through open market transactions, block purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management in its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be modified, discontinued or suspended at any time or from time to time in the Company's discretion. The Company anticipates funding for this program to come from available corporate funds.
First Quarter Results
Net income for the three months ended April 30, 2019 was $19.5 million, or $0.60 per diluted share, compared to net income for the three months ended April 30, 2018 of $12.7 million, or $0.39 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended April 30, 2019 was $19.0 million, or $0.58 per diluted share, which excludes a gain from increased sublease income related to the consolidation of our corporate headquarters. This compares to adjusted net income for the three months ended April 30, 2018 of $13.0 million, or $0.40 per diluted share, which excludes a loss on extinguishment of debt related to the early redemption of our Series 2016-B Class B Notes.
Retail Segment First Quarter Results
Retail revenues were $262.2 million for the three months ended April 30, 2019 compared to $275.8 million for the three months ended April 30, 2018, a decrease of $13.6 million or 4.9%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 8.2%, partially offset by new store growth. The decrease in same store sales was 14.8% in markets impacted by Hurricane Harvey and 5.6% in markets not impacted by Hurricane Harvey. We believe the decrease in same store sales in markets impacted by Hurricane Harvey was primarily a result of the impact of rebuilding efforts during the three months ended April 30, 2018. We also believe same store sales were negatively impacted by a greater-than-expected shift towards online applications, which exhibit higher credit risk and lower approval rates, disruption in the transition to our new e-commerce platform to support our full omnichannel offering and the delay in federal tax refunds.
For the three months ended April 30, 2019 and 2018, retail segment operating income was $25.9 million and $31.2 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended April 30, 2019 was $25.2 million, after excluding a gain from increased sublease income related to the consolidation of our corporate headquarters. On a non-GAAP basis, adjusted retail segment operating income for the three months ended April 30, 2018 was $31.2 million.
The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,						Same Store
(dollars in thousands)	2019	% of Total	2018	% of Total	Change	% Change	% Change
Furniture and mattress	$88,364	33.7%	$97,020	35.2%	$(8,656)	(8.9)%	(10.3)%
Home appliance	77,290	29.5	78,023	28.3	(733)	(0.9)	(3.4)
Consumer electronics	49,649	19.0	52,302	19.0	(2,653)	(5.1)	(8.3)
Home office	15,706	6.0	18,310	6.6	(2,604)	(14.2)	(15.9)
Other	3,436	1.3	3,659	1.3	(223)	(6.1)	(9.3)
Product sales	234,445	89.5	249,314	90.4	(14,869)	(6.0)	(8.1)
Repair service agreement commissions (1)	24,024	9.2	22,863	8.3	1,161	5.1	(8.7)
Service revenues	3,510	1.3	3,579	1.3	(69)	(1.9)
Total net sales	$261,979	100.0%	$275,756	100.0%	$(13,777)	(5.0)%	(8.2)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

The following provides a summary of the items impacting the performance of our product categories during the three months ended April 30, 2019 compared to the three months ended April 30, 2018:

•	Furniture unit volume decreased 11.2%, partially offset by a 1.0% increase in average selling price;

•	Mattress unit volume decreased 14.5%, partially offset by a 4.6% increase in average selling price;

•	Home appliance unit volume decreased 7.2%, partially offset by a 4.1% increase in average selling price;

•	Consumer electronic unit volume decreased 14.2%, partially offset by a 6.8% increase in average selling price; and

•	Home office unit volume decreased 30.1%, partially offset by a 20.4% increase in average selling price.
The increase in the average sales prices in most product categories is due to enhancements to product assortments and shifts in product sales mix towards higher-priced items.

Credit Segment First Quarter Results
Credit revenues were $91.3 million for the three months ended April 30, 2019 compared to $82.6 million for the three months ended April 30, 2018, an increase of $8.7 million or 10.5%. The increase in credit revenue resulted from the origination of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 22.1% from 20.8% for the comparative period in fiscal year 2019, and from a 3.4% increase in the average outstanding balance of the customer accounts receivable portfolio. In addition, insurance income contributed to an increase in credit revenue over the prior year period primarily due to an increase in insurance retrospective income for the three months ended April 30, 2019. The total customer accounts receivable portfolio balance was $1.53 billion at April 30, 2019 compared to $1.49 billion at April 30, 2018, an increase of 2.7%.
Provision for bad debts decreased to $39.9 million for the three months ended April 30, 2019 compared to $43.9 million for the three months ended April 30, 2018, a decrease of $4.0 million. The decrease was driven by a greater decrease in the allowance for bad debts during three months ended April 30, 2019 compared to the three months ended April 30, 2018, partially offset by a year-over-year increase in net charge-offs of $2.6 million, which was primarily driven by an increase in the average balance of the customer receivable portfolio.
Credit segment operating income was $13.1 million for the three months ended April 30, 2019, compared to $1.6 million for the three months ended April 30, 2018.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended April 30, 2019, to be filed with the Securities and Exchange Commission on May 31, 2019.
Store Update
The Company opened four new Conn’s HomePlus® stores during the first quarter of fiscal year 2020 and has opened one new Conn’s HomePlus® store during the second quarter of fiscal year 2020, bringing the total store count to 128 in 14 states. During fiscal year 2020, the Company plans to open 14 to 15 new stores in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of April 30, 2019, the Company had $429.4 million of immediately available borrowing capacity under its $650.0 million revolving credit facility, with an additional $218.1 million that may become available under the Company’s revolving credit facility if the Company grows the balance of eligible customer receivables and total eligible inventory balances under the borrowing base. The Company also had $9.8 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company’s expectations for the business for the second quarter of fiscal year 2020:

•	Change in same store sales between negative 4% and 0%;

◦	Markets not impacted by Hurricane Harvey between negative 2% and positive 2%; and

◦	Markets impacted by Hurricane Harvey between negative 11% and negative 7%;

•	Retail gross margin between 39.75% and 40.25% of total net retail sales;

•	Selling, general and administrative expenses between 32.0% and 33.0% of total revenues;

•	Provision for bad debts between $47.5 million and $51.5 million;

•	Finance charges and other revenues between $93.0 million and $97.0 million;

•	Interest expense between $14.5 million and $15.5 million; and

•	Effective tax rate between 26% and 28% of pre-tax income.
Conference Call Information
The Company will host a conference call on May 31, 2019, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended April 30, 2019 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first quarter fiscal year 2020 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through June 7, 2019 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13691081.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 128 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, gaming products and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2019	2018
Revenues:
Total net sales	$261,979	$275,756
Finance charges and other revenues	91,533	82,631
Total revenues	353,512	358,387
Costs and expenses:
Cost of goods sold	157,228	166,589
Selling, general and administrative expense	117,914	114,878
Provision for bad debts	40,046	44,156
Charges and credits	(695)	—
Total costs and expenses	314,493	325,623
Operating income	39,019	32,764
Interest expense	14,497	16,820
Loss on extinguishment of debt	—	406
Income before income taxes	24,522	15,538
Provision for income taxes	5,013	2,806
Net income	$19,509	$12,732
Income per share:
Basic	$0.61	$0.40
Diluted	$0.60	$0.39
Weighted average common shares outstanding:
Basic	31,882,003	31,540,684
Diluted	32,443,884	32,452,864

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2019	2018
Revenues:
Product sales	$234,445	$249,314
Repair service agreement commissions	24,024	22,863
Service revenues	3,510	3,579
Total net sales	261,979	275,756
Other revenues	202	14
Total revenues	262,181	275,770
Costs and expenses:
Cost of goods sold	157,228	166,589
Selling, general and administrative expense	79,622	77,752
Provision for bad debts	129	260
Charges and credits	(695)	—
Total costs and expenses	236,284	244,601
Operating income	$25,897	$31,169
Retail gross margin	40.0%	39.6%
Selling, general and administrative expense as percent of revenues	30.4%	28.2%
Operating margin	9.9%	11.3%
Store count:
Beginning of period	123	116
Opened	4	2
End of period	127	118

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2019	2018
Revenues:
Finance charges and other revenues	$91,331	$82,617
Costs and expenses:
Selling, general and administrative expense	38,292	37,126
Provision for bad debts	39,917	43,896
Total costs and expenses	78,209	81,022
Operating income (loss)	13,122	1,595
Interest expense	14,497	16,820
Loss on extinguishment of debt	—	406
Loss before income taxes	$(1,375)	$(15,631)
Selling, general and administrative expense as percent of revenues	41.9%	44.9%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	9.8%	9.9%
Operating margin	14.4%	1.9%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	April 30,
	2019	2018
Weighted average credit score of outstanding balances (1)	591	592
Average outstanding customer balance	$2,686	$2,462
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	8.7%	9.1%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(4)	25.8%	25.1%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$97,620	$79,497
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	13.5%	13.7%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	23.6%	21.4%

	Three Months Ended April 30,
	2019	2018
Total applications processed (5)	258,787	283,486
Weighted average origination credit score of sales financed (1)	608	609
Percent of total applications approved and utilized	27.6%	29.2%
Average down payment	2.7%	3.1%
Average income of credit customer at origination	$45,200	$43,800
Percent of retail sales paid for by:
In-house financing, including down payment received	68.2%	70.0%
Third-party financing	16.1%	14.9%
Third-party lease-to-own option	8.4%	7.5%
	92.7%	92.4%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

(4)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of April 30, 2019 and April 30, 2018 were 1.4% and 3.6%, respectively, of the total customer portfolio carrying value.

(5)	The total applications processed during the three months ended April 30, 2018, we believe, reflect the impact of the rebuilding efforts following Hurricane Harvey.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	April 30,	January 31,
	2019	2019
Assets
Current Assets:
Cash and cash equivalents	$9,767	$5,912
Restricted cash	78,043	59,025
Customer accounts receivable, net of allowances	642,385	652,769
Other accounts receivable	57,660	67,078
Inventories	213,102	220,034
Income taxes receivable	3,966	407
Prepaid expenses and other current assets	14,279	9,169
Total current assets	1,019,202	1,014,394
Long-term portion of customer accounts receivable, net of allowances	652,879	686,344
Property and equipment, net	153,696	148,983
Operating lease right-of-use assets	230,393	—
Deferred income taxes	24,863	27,535
Other assets	9,251	7,651
Total assets	$2,090,284	$1,884,907
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt and capital lease obligations	$25,191	$54,109
Accounts payable	57,266	71,118
Accrued expenses	68,886	81,433
Operating lease liability - current	23,958	—
Other current liabilities	13,147	30,908
Total current liabilities	188,448	237,568
Deferred rent	—	93,127
Operating lease liability - non current	311,238	—
Long-term debt and capital lease obligations	919,250	901,222
Other long-term liabilities	23,529	33,015
Total liabilities	1,442,465	1,264,932
Stockholders’ equity	647,819	619,975
Total liabilities and stockholders’ equity	$2,090,284	$1,884,907

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results and (3) in the case of adjusted EBITDA, used for management incentive programs.

RETAIL SEGMENT ADJUSTED OPERATING INCOME AND RETAIL SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended April 30,
	2019	2018
Retail segment operating income, as reported	$25,897	$31,169
Adjustments:
Facility relocation costs (1)	(695)	—
Retail segment operating income, as adjusted	$25,202	$31,169
Retail segment total revenues	$262,181	$275,770
Retail segment operating margin:
As reported	9.9%	11.3%
As adjusted	9.6%	11.3%

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended April 30,
	2019	2018
Net income, as reported	$19,509	$12,732
Adjustments:
Facility relocation costs (1)	(695)	—
Loss on extinguishment of debt (2)	—	406
Tax impact of adjustments	156	(89)
Net income, as adjusted	$18,970	$13,049
Weighted average common shares outstanding - Diluted	32,443,884	32,452,864
Diluted earnings per share:
As reported	$0.60	$0.39
As adjusted	$0.58	$0.40

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

(2)	Represents costs incurred for the early retirement of our debt.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended April 30,
	2019	2018
Net income	$19,509	$12,732
Adjustments:
Depreciation expense	8,852	7,660
Interest expense	14,497	16,820
Provision for income taxes	5,013	2,806
Facility relocation costs (1)	(695)	—
Loss on extinguishment of debt (2)	—	406
Stock-based compensation expense	3,217	2,520
Adjusted EBITDA	$50,393	$42,944
Total revenues	$353,512	$358,387

Operating Margin	11.0%	9.1%
Adjusted EBITDA Margin	14.3%	12.0%

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

(2)	Represents costs incurred for the early retirement of our debt.